Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of TIC Solutions, Inc. of our report dated March 12, 2026 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in TIC Solutions, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ PricewaterhouseCoopers LLP
New York, New York
March 12, 2026